Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harte-Hanks, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-63105, No. 33-51723, No. 33-54303, No. 333-03045, No. 333-30995, No. 333-41370, No. 333-90022 and No. 333-127993) on Form S-8 of Harte-Hanks, Inc. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Harte-Hanks, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Harte-Hanks, Inc.

Our report on the consolidated financial statements refers to changes in the method of accounting for stock-based compensation and defined benefit and other postretirement plans in 2006.

/s/ KPMG LLP

San Antonio, Texas
March 1, 2007